Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports Second Quarter 2012 Results

ATLANTA, GA – August 9, 2012: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today reported financial results for the three and six months ended June 30, 2012.

Lew Dickey, Chairman & CEO stated, “The integration of Citadel, investment in growth and de-leveraging are our top priorities. We are making excellent progress on all three fronts.”

Financial highlights are as follows (in thousands, except per share data and percentages) (footnotes follow):

	Quarter Ended June 30,			Six Months Ended June 30,
	2012	2011		2012	2011
	Actual	Pro Forma (1)	% Change	Actual	Pro Forma (1)	% Change
Including Discontinued Operations (5) *
Cash revenues	$285,231	$290,030	-1.7%	$523,715	$535,947	-2.3%
Trade revenues	6,810	10,031	-32.1%	13,642	18,358	-25.7%

Net revenues	$292,041	$300,061	-2.7%	$537,357	$554,305	-3.1%
Adjusted EBITDA (2) (3)	$110,875	$113,432	-2.3%	$187,740	$181,924	3.2%
Excluding Discontinued Operations (5) *
Cash revenues	$274,793	$283,846	-3.2%	$504,383	$524,218	-3.8%
Trade revenues	6,248	9,278	-32.7%	12,653	16,957	-25.4%

Net revenues	$281,041	$293,124	-4.1%	$517,036	$541,175	-4.5%
Adjusted EBITDA (2) (3)	$106,129	$110,372	-3.8%	$179,736	$176,526	1.8%

*	Discontinued operations represent the results of operations associated with the completion of the previously announced sale of radio stations to Townsquare Media, LLC on July 31, 2012.

	As Reported			As Reported
As Reported
Net revenues	$281,041	$62,241	351.5%	$517,036	$113,907	353.9%
Adjusted EBITDA (2) (3)	$110,875	$21,479	416.2%	$187,740	$34,240	448.3%
Free Cash Flow (4)	$54,318	$11,004	393.6%	$80,351	$16,680	381.7%
Net income (loss)	$8,143	$1,341	507.2%	$(3,987)	$17,460	-122.8%
(Loss) income from continuing operations per common share:
Basic	$(0.05)	$(0.02)		$(0.17)	$0.32
Diluted	$(0.05)	$(0.02)		$(0.17)	$0.31

Three Months Ended June 30, 2012 Compared to Three Months Ended June 30, 2011

Net Revenues

Net revenues for the three months ended June 30, 2012 increased $218.8 million, or 351.5%, to $281.0 million, compared to $62.2 million for the three months ended June 30, 2011. This increase reflects the impact of net revenues from Cumulus Media Partners, LLC (“CMP”) and Citadel Broadcasting Corporation (“Citadel”), as well as a $2.7 million increase in political advertising. Revenue growth was partially offset by short term revenue impacts resulting from strategic format changes in some markets, general downward trends in the overall macroeconomic environment and reduced use of trade advertising on acquired stations.

Additionally, management fee income decreased $0.8 million primarily related to the completion of the CMP Acquisition and related discontinuation of the CMP management agreement.

Direct Operating Expenses, Excluding Depreciation and Amortization

Direct operating expenses for the three months ended June 30, 2012 increased $133.4 million, or 378.3%, to $168.7 million, compared to $35.3 million for the three months ended June 30, 2011. This increase reflects the impact of direct operating expenses from Citadel and CMP in addition to a $1.3 million increase in broadcast rights. Previously announced synergies resulted in expense decreases due to reduced compensation costs, discretionary spending related to promotions and nontraditional revenue generating events, and enhanced expense controls.

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expense

Corporate general and administrative expenses, including stock-based compensation expense, for the three months ended June 30, 2012 increased $7.7 million, or 83.8%, to $16.8 million, compared to $9.1 million for the three months ended June 30, 2011. This increase is primarily comprised of a $5.3 million increase in stock-based compensation expense and $2.5 million related to the restructuring and consolidation of leased properties which is included in acquisition-related costs.

Interest Expense, net

Total interest expense, net of interest income, for the three months ended June 30, 2012 increased $40.4 million, or 440.6%, to $49.6 million compared to $9.2 million for the three months ended June 30, 2011. Interest expense associated with outstanding debt increased by $38.9 million to $47.7 million as compared to $8.8 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding during 2012 as a result of the acquisition of CMP and Citadel and the related refinancing (the “Refinancing”) in the third quarter of 2011. For further discussion regarding the acquisitions and the Refinancing refer to the Company’s Form 10-Q for the quarterly period ended June 30, 2012.

Capital Expenditures

Capital expenditures for the three months ended June 30, 2012 totaled $0.8 million which represented routine capital expenditures. Capital expenditures during the three months ended June 30, 2011 were $1.0 million.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Net Revenues

Net revenues for the six months ended June 30, 2012 increased $403.1 million, or 353.9%, to $517.0 million, compared to $113.9 million for the six months ended June 30, 2011. This increase reflects the impact of net revenues from CMP and Citadel, as well as a $4.7 million increase in political advertising. Revenue growth was partially offset by short term revenue impacts resulting from strategic format changes in some markets, general downward trends in the overall macroeconomic environment and reduced use of trade advertising on acquired stations. Additionally, management fee income decreased $1.9 million primarily related to the completion of the CMP Acquisition and related discontinuation of the CMP management agreement.

Direct Operating Expenses, Excluding Depreciation and Amortization

Direct operating expenses for the six months ended June 30, 2012 increased $253.4 million, or 367.4%, to $322.4 million, compared to $69.0 million for the six months ended June 30, 2011. This increase reflects the impact of direct operating expenses from Citadel and CMP. Previously announced synergies resulted in expense decreases due to reduced compensation costs, discretionary spending related to promotions and nontraditional revenue generating events, and enhanced expense controls.

Corporate, General and Administrative Expenses, Including Stock-based Compensation Expense

Corporate, general and administrative expenses, including stock-based compensation expense, for the six months ended June 30, 2012, increased $16.2 million, or 93.9%, to $33.5 million, compared to $17.3 million for the six months ended June 30, 2011. This increase is primarily comprised of a $11.7 million increase in stock-based compensation expense, additional personnel costs of $3.5 million, a $1.1 million decrease in professional fees, and a $0.1 million reduction in acquisition costs since the prior year period included costs associated with the CMP and Citadel acquisitions.

Interest Expense, net

Total interest expense, net of interest income, for the six months ended June 30, 2012 increased $84.9 million, or 548.1%, to $100.4 million compared to $15.5 million for the six months ended June 30, 2011. Interest expense associated with outstanding debt increased by $81.0 million to $95.7 million as compared to $14.7 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding during 2012 as a result of the CMP and Citadel acquisitions and the Refinancing in the third quarter of 2011.

Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) is calculated for the three and six months ended June 30, 2012 by dividing undistributed net loss from continuing operations of $1.8 million and $14.4 million, respectively, adjusted for dividends declared on preferred stock for the three and six months ended June 30, 2012 of $4.4 million and $7.7 million, respectively, and the accretion of redeemable preferred stock for the three and six months ended June 30, 2012 of $1.9 million and $4.6 million, respectively, by the weighted average number of shares of common stock outstanding during the applicable period, which was 157,710,861 shares and 153,540,006 shares for the three and six months ended June 30, 2012, respectively. Diluted EPS for the three and six months ended June 30, 2012 is equal to basic EPS due to the exclusion of 56.2 million and 57.6 million of potentially dilutive securities, respectively. The potentially dilutive securities consisted of shares of common stock underlying certain outstanding warrants that were excluded because their impact was antidilutive. Basic and diluted EPS for discontinued operations is computed in the same manner as EPS for continuing operations, excluding any adjustments for dividends accrued and accreted. Basic and diluted EPS for net income (loss) is computed in the same manner as EPS for continuing operations.

Capital Expenditures

Capital expenditures for the six months ended June 30, 2012 totaled $1.9 million, which represented routine capital expenditures. Capital expenditures during the six months ended June 30, 2011 were $1.5 million.

Subsequent Event

On July 31, 2012, the Company completed its previously announced sale of 55 stations in eleven non-strategic markets to Townsquare Media, LLC (“Townsquare”) in exchange for ten of Townsquare’s radio stations in Bloomington, IL and Peoria, IL, plus approximately $115.8 million in cash. The transaction is part of the Company’s ongoing efforts to focus on radio stations in top markets and geographically strategic regional clusters. The stations sold by the Company operated in the following markets: Augusta, ME; Bangor, ME; Binghamton, NY; Bismarck, ND; Grand Junction, CO; Killeen-Temple, TX; New Bedford, MA; Odessa-Midland, TX; Presque Isle, ME; Sioux Falls, SD and Tuscaloosa, AL. Accordingly the results of operations associated with these stations were separately reported, net of the related tax impact, for all periods presented. The Company used a majority of the proceeds to repay outstanding borrowings under its Revolving Credit Facility, which amounts are available for future reborrowing, and to repurchase and redeem a portion of its outstanding Series A Preferred Stock.

Earnings Call Information

Cumulus Media Inc. will host a teleconference today at 11:00 AM EDT to discuss second quarter results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 12:00 AM EDT, September 9, 2012. Domestic callers can access the replay by dialing 855-859-2056, replay code 16455228#. International callers should dial 404-537-3406 for conference replay access.

About Cumulus Media Inc.

Cumulus Media Inc. is the largest pure-play radio broadcast company in the United States based on station count, controlling approximately 525 radio stations in 110 U.S. media markets. Cumulus’ headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.

For further information, please contact:

Cumulus Media Inc.

Collin R. Jones

Investor Relations

404-260-6600

collin.jones@cumulus.com

Footnotes to Financial Highlights Table

The following are footnotes to the Financial Highlights table:

(1)	References to “pro forma” in this press release give effect to the completion of the acquisitions by the Company of each of CMP and Citadel and include the results of operations for each of the Company, CMP and Citadel for all periods presented. For additional information about the pro forma financial information presented herein, including the material assumptions related thereto, see “Supplemental Unaudited Pro Forma Financial Information” included herein.
(2)	Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” included herein.
(3)	Excludes acquisition-related costs of $7.7 million and $14.2 million for the three and six month pro forma periods ended June 30, 2011. Acquisition costs as reported for the three and six months ended June 30, 2012 were $4.4 million and $5.5 million, respectively.
(4)	Free Cash Flow is not a financial measure calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” included herein.
(5)	Discontinued operations represent the results of operations associated with the completion of the previously announced sale of radio stations to Townsquare on July 31, 2012. These results are reported separately, net of the related tax impact, for all periods presented.

CUMULUS MEDIA INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	As Reported		As Reported
Net revenues	$281,041	$62,241	$517,036	$113,907

Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	168,746	35,281	322,442	68,981
Depreciation and amortization	36,200	1,769	71,007	3,677
LMA fees	885	560	1,724	1,141
Corporate, general and administrative expenses (including stock-based compensation expense of $5,928, $598, $12,906 and $1,187, respectively)	16,802	9,139	33,494	17,271
Gain on exchange of assets or stations	—	(120)	—	(15,278)
Realized loss on derivative instrument	841	1,205	753	1,244
Impairment of intangible assets	12,435	—	12,435	—

Total operating expenses	235,909	47,834	441,855	77,036

Operating income	45,132	14,407	75,181	36,871

Non-operating (expense) income:
Interest expense, net	(49,619)	(9,178)	(100,422)	(15,496)
Loss on early extinguishment of debt	—	(4,366)	—	(4,366)
Other (expense) income, net	(74)	(92)	190	(93)

Total non-operating expense, net	(49,693)	(13,636)	(100,232)	(19,955)

(Loss) income from continuing operations before taxes	(4,561)	771	(25,051)	16,916
Income tax benefit (expense)	2,798	(1,582)	10,689	(3,483)

(Loss) income from continuing operations	(1,763)	(811)	(14,362)	13,433
Income from discontinued operations, net of taxes	9,906	2,152	10,375	4,027

Net income (loss)	$8,143	$1,341	$(3,987)	$17,460

Basic and diluted (loss) income per common share:
Basic: (Loss) income from continuing operations per share	$(0.05)	$(0.02)	$(0.17)	$0.32

Income from discontinued operations per share	$0.06	$0.05	$0.07	$0.10

Income (loss) per share	$0.01	$0.03	$(0.11)	$0.41

Diluted: (Loss) income from continuing operations per share	$(0.05)	$(0.02)	$(0.17)	$0.31

Income from discontinued operations per share	$0.06	$0.05	$0.07	$0.09

Income (loss) per share	$0.01	$0.03	$(0.11)	$0.40

Weighted average basic common shares outstanding	157,710,861	40,762,233	153,540,006	40,667,773

Weighted average diluted common shares outstanding	157,710,861	40,762,233	153,540,006	41,725,933

Non-GAAP Financial Measures and Definitions

We utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. The non-GAAP financial measures used in this release are Adjusted EBITDA and free cash flow. Please see the attached tables for a quantitative reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted EBITDA

We define Adjusted EBITDA as operating income before depreciation and amortization, stock-based compensation expense, gain or loss on exchange or sale of assets or stations and any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill, local marketing agreement (“LMA”) fees, acquisition costs and franchise taxes.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our radio stations after the incurrence of corporate general and administrative expenses. Management also uses this measure to determine the contribution of our radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility.

In deriving this measure, management excludes depreciation, amortization and stock-based compensation expense from the measure, as these do not represent cash payments for activities related to the operation of the radio stations. In addition, we also exclude LMA fees and franchise taxes from our calculation of Adjusted EBITDA, even though such fees and taxes require a cash settlement, because they are excluded from the definition of Adjusted EBITDA contained in our first lien credit facility. Management excludes any gain or loss on the exchange or sale of radio stations as it does not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as it does not represent a cash transaction nor is it associated with radio station operations. Management excludes any impairment of goodwill and intangible assets as it does not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Free Cash Flow

Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or other growth opportunities or for reinvestment in the business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.

We define free cash flow as operating income before stock-based compensation expense, depreciation and amortization, gain or loss on the exchange or sale of assets or stations, and any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill, net of interest expense (excluding any non-cash charges or credits for changes in values of swaps, amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and capital expenditures.

Management excludes depreciation and amortization, any gain or loss on the exchange or sale of assets or stations, any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill and other non-cash expenses, including stock-based compensation, as they do not represent cash transactions. Management deducts payments for debt service, income taxes and capital expenditures since these represent amounts that are consistently necessary for our continuing operations in order to arrive at free cash flow available for growth opportunities or reinvestment in our business.

Management believes that free cash flow, although not a measure that is prepared or calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.

Free cash flow should not be considered in isolation of or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because free cash flow is not calculated or presented in accordance with GAAP, it may not be calculated or presented comparably to similarly titled measures used by other companies, and thus comparability may be limited. A quantitative reconciliation of free cash flow to net income (loss) calculated in accordance with GAAP is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing, costs and synergies resulting from the integration of any completed acquisitions, our ability to eliminate certain costs, our ability to manage rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenue from new sources, including technology-based initiatives and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2011 and subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement contained in this release as a result of new information, future events or otherwise.

Supplemental Unaudited Pro Forma Financial Information

The following supplemental unaudited pro forma financial information for the three and six months ended June 30, 2011 is based on our historical financial statements and the historical financial statements of each of CMP and Citadel. The following supplemental unaudited pro forma financial information is intended to provide you with information about how each of the previously announced acquisitions of CMP (the “CMP Acquisition”) and Citadel (the “Citadel Acquisition”), and our previously disclosed and related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010.

Each of the CMP Acquisition and the Citadel Acquisition has been accounted for as a business combination using the acquisition method of accounting and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value.

The supplemental unaudited pro forma financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change, and the estimates and assumptions may not be representative of facts existing at any future date.

The supplemental unaudited pro forma financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transactions described above occurred on the date indicated. The supplemental unaudited pro forma financial information should be read in connection with the historical financial statements and related footnotes of each of the Company, CMP and Citadel, and also should not be considered representative of our future results of operations. For additional information, see “Forward-Looking Statements” above, including the risk factors referred to therein.

CUMULUS MEDIA INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands)

	Quarter Ended June 30,
	2012		2011		Change
	As Reported		Pro Forma		$	%
Net revenues	$281,041		$300,061	(A)	(19,020)	-6.3%
Operating expenses:
Direct operating expenses (excluding depreciation and amortization and LMA fees)	168,746		179,003		(10,257)	-5.7%
Depreciation and amortization	36,200		32,495	(B)	3,705	11.4%
LMA fees	885		669		216	32.3%
Corporate, general and administrative expenses (excluding stock-based compensation expense)	10,874	(C)	7,626	(A) (C)	3,248	42.6%
Loss on exchange of assets or stations	—		119		(119)	N/A
Realized loss on derivative instrument	841		1,205		(364)	-30.2%
Stock-based compensation expense	5,928		13,060		(7,132)	-54.6%
Impairment of intangible assets	12,435		—		12,435	N/A

Total operating expenses	235,909		234,177		1,732	0.7%

Operating income	45,132		65,884		(20,752)	-31.5%

Non-operating expense:
Interest expense, net	(49,619)		(51,253	)(D)	(1,634)	-3.2%
Loss on early extinguishment of debt	—		(4,366)		4,366	N/A
Other expense, net	(74)		(1,151)		1,077	93.6%

Total non-operating expense, net	(49,693)		(56,770)		(7,077)	-12.5%

(Loss) income from continuing operations before taxes	(4,561)		9,114		(13,675)	N/A
Income tax benefit (expense)	2,798		(5,448	)(E)	8,246	N/A

(Loss) income from continuing operations	(1,763)		3,666		(5,429)	N/A
Income from discontinued operations, net of taxes	9,906		—		9,906	N/A

Net income	$8,143		$3,666		4,477	122.1%

	Six Months Ended June 30,
	2012		2011		Change
	As Reported		Pro Forma		$	%
Net revenues	$517,036		$554,305	(A)	(37,269)	-6.7%
Operating expenses:
Direct operating expenses (excluding depreciation andamortization and LMA fees)	322,442		351,291		(28,849)	-8.2%
Depreciation and amortization	71,007		65,224	(B)	5,783	8.9%
LMA fees	1,724		1,349		375	27.8%
Corporate, general and administrative expenses (excluding stock-based compensation expense)	20,588	(C)	21,096	(A) (C)	(508)	-2.4%
Gain on exchange of assets or stations	—		(14,873)		14,873	N/A
Realized loss on derivative instrument	753		1,245		(492)	-39.5%
Stock-based compensation expense	12,906		25,999		(13,093)	-50.4%
Other operating income, net	—		(6)		6	N/A
Impairment of intangible assets	12,435		—		12,435	N/A

Total operating expenses	441,855		451,325		(9,470)	-2.1%

Operating income	75,181		102,980		(27,799)	-27.0%

Non-operating (expense) income:
Interest expense, net	(100,422)		(102,553	)(D)	(2,131)	-2.1%
Loss on early extinguishment of debt	—		(4,366)		4,366	N/A
Other income (expense), net	190		(1,153)		1,343	N/A

Total non-operating expense, net	(100,232)		(108,072)		(7,840)	-7.3%

Loss from continuing operations before taxes	(25,051)		(5,092)		(19,959)	392.0%
Income tax benefit	10,689		5,664	(E)	5,025	88.7%

(Loss) income from continuing operations	(14,362)		572		(14,934)	N/A
Income from discontinued operations, net of taxes	10,375		—		10,375	N/A

Net (loss) income	$(3,987)		$572		(4,559)	N/A

Footnotes to Supplemental Unaudited As Reported and Pro Forma Financial Information

(A)	Adjustment to reflect the termination of the CMP Management Agreement. Prior to the completion of the CMP Acquisition, Cumulus managed CMP’s business pursuant to a management agreement (the “CMP Management Agreement”). Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4.0% of the Adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. For the three and six months ended June 30, 2011, $1.0 million and $2.0 million, respectively, was eliminated from net revenues and corporate general and administrative expenses

(B)	Adjustment to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the fair value of tangible assets and amortizable intangible assets acquired due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted to reflect the effects of the final valuations of property and equipment and definite-lived intangible assets resulting from the application of the acquisition method of accounting to the CMP Acquisition and the Citadel Acquisition.

(C)	Acquisition-related costs. Reflects the elimination of $7.7 million and $14.2 million of non-recurring transaction-related costs incurred from operating expenses during the three and six months ended June 30, 2011. Acquisition costs as reported for the three and six months ended June 30, 2012 were $4.4 million and $5.5 million, respectively.

(D)	Adjustment to recognize interest expense incurred pursuant to the Refinancing. Pursuant to the Refinancing, all outstanding indebtedness of each of Cumulus and Citadel was refinanced. This adjustment reflects the increased interest expense assuming the Refinancing was completed effective as of January 1, 2010. As part of the Refinancing, in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Refinancing and in connection with the completion of the Citadel Acquisition, on September 16, 2011, the Company obtained financing, which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel.

(E)	Adjustment to reflect income tax impacts on pro forma adjustments. Adjustment to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying unaudited pro forma condensed consolidated statement of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on a basis including and excluding discontinued operations for the three and six months ended June 30, 2012, on a pro forma basis including and excluding discontinued operations and on an as reported basis for the three and six months ended June 30, 2011 (dollars in thousands):

	Quarter Ended June 30,
	2012	2012	2011	2011	2011
	Including Discontinued Operations	Excluding Discontinued Operations	Pro Forma Including Discontinued Operations	Pro Forma Excluding Discontinued Operations	As Reported
Net income	$8,143	$8,143	$3,666	$3,666	$1,341
Income from discontinued operations, net of taxes		(9,906)		(2,152)

(Loss) income from continuing operations before taxes		(1,763)		1,514

Income tax (benefit) expense	(2,798)	(2,798)	5,448	5,448	1,582
Non-operating expenses, including net interest expense	49,693	49,693	56,770	56,770	13,636
LMA fees	885	885	669	669	560
Depreciation and amortization	36,200	36,200	32,495	32,495	1,769
Stock-based compensation expense	5,928	5,928	13,060	13,060	598
Loss (gain) on exchange of assets or stations	—	—	119	119	(120)
Realized loss on derivative instrument	841	841	1,205	1,205	1,205
Impairment of intangible assets	12,435	12,435	—	—	—
Acquisition-related costs	4,443	4,443	—	—	—
Franchise taxes	265	265	—	—	—

Discontinued operations:
Depreciation and amortization	364	—	—	(120)	120
Non-operating expense	5	—	—	—	—
Income tax (benefit) expense	(5,529)	—	—	(788)	788

Adjusted EBITDA	$110,875	$106,129	$113,432	$110,372	$21,479

	Six Months Ended June 30,
	2012	2012	2011	2011	2011
	Including Discontinued Operations	Excluding Discontinued Operations	Pro Forma Including Discontinued Operations	Pro Forma Excluding Discontinued Operations	As Reported
Net (loss) income	$(3,987)	$(3,987)	$572	$572	$17,460
Income from discontinued operations, net of taxes		(10,375)		(4,027)

(Loss) income from continuing operations before taxes		(14,362)		(3,455)

Income tax (benefit) expense	(10,689)	(10,689)	(5,664)	(5,664)	3,483
Non-operating expenses, including net interest expense	100,232	100,232	108,072	108,072	19,955
LMA fees	1,724	1,724	1,349	1,349	1,141
Depreciation and amortization	71,007	71,007	65,224	65,224	3,677
Stock-based compensation expense	12,906	12,906	25,999	25,999	1,187
Gain on exchange of assets or stations	—	—	(14,873)	(14,873)	(15,278)
Realized loss on derivative instrument	753	753	1,245	1,245	1,244
Impairment of intangible assets	12,435	12,435	—	—	—
Acquisition-related costs	5,465	5,465	—	—	—
Franchise taxes	265	265	—	—	—

Discontinued operations:
Depreciation and amortization	1,235	—	—	(335)	335
Non-operating expense	7	—	—	—	—
Income tax (benefit) expense	(3,613)	—	—	(1,036)	1,036

Adjusted EBITDA	$187,740	$179,736	$181,924	$176,526	$34,240

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow on both an as reported basis for the three and six months ended June 30, 2012 and 2011 and a pro forma basis for the three and six months ended June 30, 2011 (dollars in thousands):

	Quarter Ended June 30,			Six Months Ended June 30,
	2012	2011	2011	2012	2011	2011
	As Reported	Pro Forma	As Reported	As Reported	Pro Forma	As Reported
Net income (loss)	$8,143	$3,666	$1,341	$(3,987)	$572	$17,460
Add:
Income tax (benefit) expense	(2,798)	5,448	1,582	(10,689)	(5,664)	3,483
Non-operating expenses, including net interest expense	49,693	56,770	13,636	100,232	108,072	19,955
Stock-based compensation expense	5,928	13,060	598	12,906	25,999	1,187
Depreciation and amortization	36,200	32,495	1,769	71,007	65,224	3,677
Loss (gain) on exchange of assets or stations	—	119	(120)	—	(14,873)	(15,278)
Realized loss on derivative instrument	841	1,205	1,205	753	1,245	1,244
Impairment of intangible assets	12,435	—	—	12,435	—	—
Discontinued operations:
Depreciation and amortization	364	—	120	1,235	—	335
Non-operating expense	5	—	—	7	—	—
Income tax (benefit) expense	(5,529)	—	788	(3,613)	—	1,036
Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(47,365)	(48,222)	(8,781)	(95,107)	(96,491)	(14,735)
Income taxes paid	(2,802)	(144)	(144)	(2,909)	(144)	(144)
Capital expenditures	(797)	(990)	(990)	(1,919)	(1,540)	(1,540)

Free cash flow	$54,318	$63,407	$11,004	$80,351	$82,400	$16,680

The following table reconciles pro forma net revenues including discontinued operations to pro forma net revenues excluding discontinued operations for the three and six months ended June 30, 2011 (dollars in thousands):

	June 30, 2011
	Quarter	Six Months
Pro forma net revenues—including discontinued operations	$300,061	$554,305
Less: Net revenues from discontinued operations	(6,937)	(13,130)

Pro forma net revenues—excluding discontinued operations	$293,124	$541,175

Supplemental Unaudited Summary of Equity Outstanding at June 30, 2012

The following supplemental unaudited summary provides selected data regarding the Company’s equity outstanding at June 30, 2012:

Type of Equity	Number of Shares
Common stock:
Class A common stock	152,156,089
Class B common stock	12,439,667
Class C common stock	644,871

Total common stock, issued and outstanding	165,240,627

Warrants:
Company Warrants	39,200,431
2009 Warrants	1,052,315
CMP Restated Warrants	7,663,185
Warrant Reserve	2,437,570

Total Warrants	50,353,501

Total Common Stock and Warrants	215,594,128

The table above excludes the following securities: (i) 7.8 million warrants and 19.1 million management stock options (all of which were unvested), all of which had exercise prices in excess of the closing price of the Company’s Class A common stock on June 30, 2012 and (ii) 0.8 million employee stock options, substantially all of which had exercise prices in excess of the closing price of the Company’s Class A common stock on June 30, 2012. For a further discussion of the Company’s equity securities, refer to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2012.